AGCO: Sharing perspectives on governance Nov 2020 Exhibit G

Disclaimer The information in this presentation is based only on public information and does not include any AGCO confidential information. This presentation is intended to share TAFE’s views with other stockholders on important Governance issues facing the Company.

Agenda Introduction to TAFE and overview of our rationale for Chair / CEO separation Persistent governance gaps driven by weakened independence of board Hence need a fundamental governance reset starting with Chair/CEO role split Our perspective on the comprehensive governance change agenda required

Introduction: TAFE is a well established global tractor player and a strategic long-term investor in AGCO World’s 3rd largest tractor maker by volume with a 60-year heritage in tractors Has presence in over 100 countries with deep knowledge of the global tractor market Industry & country benchmark in CSR across agriculture, education, health, differently abled, arts and culture TAFE believes that ESG with a focus on governance, a core value for us, is central to long-term value creation TAFE is a well established global tractor player TAFE association with AGCO is long-term TAFE and AGCO have had a productive 60 year relationship TAFE chairman invited to become AGCO board member in 2011 TAFE investment initiated in 2012; now the largest shareholder with 16.22% stake TAFE is a long-term strategic investor in AGCO

Introduction: TAFE believes that good governance driven by independent board is key to sustainable value creation TAFE is committed to enabling the creation of durable, superior shareholder value through Board oversight of and accountability for ESG with a focus on governance TAFE is fully aligned to proxy advisors’ perspective on governance that a CEO should set the strategic course for the company with the board’s approval and an independent chair can better oversee management and set a pro-shareholder agenda TAFE believes that the board is a trustee for all shareholders TAFE believes that governance issues lie at the core of sub-optimal performance at AGCO TAFE: committed to good governance led sustainable value creation

Need for action: Chair / CEO role split key to board independence & delivering long-term sustainable value Independence of the board compromised, given long tenures of lead Independent Director and chairs of key committees No change in governance practices for over a decade leading to poor governance track record – e.g. say on pay, no planned board refresh in the past Lack of board engagement on strategy, portfolio allocation and oversight of management Resulting in significant under-performance - TSR substantially lower than companies in peer group, lower profitability compared to competitors, sub-optimal capital allocation Necessitating reset through split of Chair / CEO and robust overhaul of governance practices Given AGCO’s track-record of poor governance, need for supervision by an independent board and chair to ensure sustained implementation of these governance practices This structure will ensure the continuous improvement of governance practices over time In this context, TAFE is encouraged by shareholder alignment across the spectrum AGCO: compelling reason for Chair / CEO separation

Agenda Introduction to TAFE and overview of our rationale for Chair / CEO separation Persistent governance gaps driven by weakened independence of board Hence need a fundamental governance reset starting with Chair/CEO role split Our perspective on the comprehensive governance change agenda required

Key gaps in governance: Five red flags for AGCO Governance: Independence of Board in question Long tenure and no regular refresh of the members of the board Long tenure of lead Independent Director (also Compensation Chair) seriously impacting independence Key root-cause: Combined Chair and CEO Role and independence of Governance Committee Chair compromised Insufficient responsiveness to shareholder concerns Inadequate oversight of strategy

Red flags: Five key governance gaps (1/3) Served for 15 yrs. contemporaneously with the outgoing Chair/CEO; lead independent director for last 8 yrs. and compensation committee chair for 15 yrs. As compensation committee chair and lead independent director during 2015 to mid 2019, was responsible for poor say-on-pay track record and weak responsiveness that followed Despite poor track-record given extension to retire co-terminus with current Chair/CEO Long tenure of lead Independent Director (also Compensation Chair) seriously impacting independence Long tenure and no regular refresh of the members of the board Past characterized by exceptionally long individual tenures Retirement is the only form of refresh; no evidence of conscious board refresh Unwillingness to enforce the board’s own retirement norms; age limit increased and exemptions granted

Red flags: Five key governance gaps (2/3) Governance Committee independence compromised by 15 year tenure of Chair resulting in governance lapses No action taken to rotate chairs of the three critical committees (governance, audit, compensation) compromising committees’ independence Not responsive to proxy advisors’ comments on governance matters No oversight of compensation committee composition resulting in say-on-pay lapses for several years Permitted combined role of lead Independent Director and Compensation Chair Participation of Board members in committee meetings restricted on an ad-hoc basis No consideration of normal shareholder rights including proxy access and right to call a shareholder meeting Calls for a serious review of the independence of the Governance Committee Chair Role and independence of Governance Committee Chair compromised

Red flags: Five key governance gaps (3/3) TSR gap with peers widening - significant increase in last 1 year ending Oct 2020; gap doubled over last 5 years Multiple performance gaps observed – major challenges in key markets, poor returns from non-core investments, delays in flagship projects Urgent need for greater focus on long-term strategy, led with board oversight Inadequate oversight of strategy No outreach to largest shareholder for 8 years Despite five years of persistent say-on-pay challenges from shareholders, even today it remains just a promise to act No noteworthy program in “Environment” and in “Social” despite multiple opportunities to create a difference in the Ag Space Insufficient responsiveness to shareholder concerns

Root-cause: Key root-cause underlying governance gaps is the combination of Chair & CEO roles Separation of Chair and CEO ISS guidelines (2020): “Increasingly favor role separation in the context of a need to respond to shareholder concerns and will support a shareholder proposal in this regard” Glass Lewis guidelines (2020): “It can become difficult for a board to fulfill its role of overseer and policy setter when a CEO/Chair controls the agenda and the boardroom discussion.” Shareholders may wonder that the decision to again combine Chair & CEO roles with the incoming CEO, despite his having no board experience, is simply the result of yet more deference to the management

Agenda Introduction to TAFE and overview of our rationale for Chair / CEO separation Persistent governance gaps driven by weakened independence of board Hence need a fundamental governance reset starting with Chair/CEO role split Our perspective on the comprehensive governance change agenda required

Chair-CEO separation: Increasingly becoming the norm across companies in the USA With new CEO, role separation is the clear dominant trend Over the last decade sharp increase in percentage of companies with separation of Chair and CEO seen across S&P500 and in AGCO’s revenue and asset class Role separation seen in majority; two third’s in AGCO’s peer segment Sharp increase in percentage of companies with role separation AGCO announcement raises doubts on intent to drive fundamental governance reset

Transition: Chair/CEO split an immediate necessity for governance reset towards sustainable value creation High conviction on need for split roles Aligned with views of other investors Governance challenges are deep-rooted given AGCO has had combined Chair / CEO for more than a decade Current COO (designated Chairman & CEO) inexperienced for new role First time CEO, first time board member Direct shift from COO to Combined Chair & CEO role from Jan 1st 2021 Multiple performance related challenges likely to demand CEO attention Filed 13D on Oct 16, 2020 To engage with a limited set of shareholders on governance and long-term value creation Based on inputs received filed an updated 13D on Nov 11, 2020 New filing highlights role separation as the key change required for fundamental governance reset Role separation necessary given magnitude of change required in governance & performance

Agenda Introduction to TAFE and overview of our rationale for Chair / CEO separation Persistent governance gaps driven by weakened independence of board Hence need a fundamental governance reset starting with Chair/CEO role split Our perspective on the comprehensive governance change agenda required

Way forward: Comprehensive governance reset starting with Chair and CEO separation Chair and CEO role separation Increased Board focus on long term strategy, including portfolio allocation Better alignment of compensation programs with long-term performance and shareholder value Regular board refreshment to increase independence and ensure diverse inputs Max tenure of 10/12 years for Independent Directors, to be deemed non-independent beyond 3 year rotation of board committee chairs and members to avoid embedded views Lead Independent Director to avoid playing Committee Chair role simultaneously Improved engagement with stockholders on governance, strategy and performance matters Allowing stockholders proxy access and granting stockholders the ability to call special meetings in between annual meetings

End of document